Exhibit 3(i)(d)

Ross Miller

Secretary of State

204 North Carson Street, Ste. 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080308883-70
Filing Date and Time: 05/02/2008 2:21 PM
Entity Number C24242-2002

Certificate of Change Pursuant to

NRS. 78.209

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of Corporation
Noble Innovations, Inc.
2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change.

100,000,000 Common Stock and the par value .001

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

5,000,000 Common Stock and the par value .001

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

365,904 Shares of Common Stock

6.

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional Shares, if any, will be rounded up to next whole share

7.	Effective date of filing (optional):

8.	Officer Signature:	X /s/ James A. Cole	PRESIDENT

TITLE

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.